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                                                                    Exhibit 14.1

                            GRYPHON GOLD CORPORATION

                       CODE OF BUSINESS CONDUCT AND ETHICS

         Gryphon Gold Corporation ("Gryphon Gold") is committed to the highest standards of legal and ethical business conduct. This Code of Business Conduct and Ethics (the "Code") summarizes the legal, ethical and regulatory standards that Gryphon Gold must follow and is a reminder to our directors, officers and employees, of the seriousness of that commitment. Compliance with this Code and high standards of business conduct is mandatory for every Gryphon Gold employee.

INTRODUCTION

         Our business is becoming increasingly complex, both in terms of the geographies in which we function and the laws with which we must comply. To help our directors, officers and employees understand what is expected of them and to carry out their responsibilities, we have created this Code. Additionally, we have created a new position of Ethics Officer to oversee adherence to the Code.

         This Code is not intended to be a comprehensive guide to all of our policies or to all your responsibilities under law or regulation. It provides general parameters to help you resolve the ethical and legal issues you encounter in conducting our business. Think of this Code as a guideline, or a minimum requirement, that must always be followed. If you have any questions about anything in the Code or appropriate actions in light of the Code, you may contact the Thomas Sitar (Ethics Officer) or the Chair of the Audit Committee.

         We expect each of our directors, officers and employees to read and become familiar with the ethical standards described in this Code and to affirm your agreement to adhere to these standards by signing the Compliance Certificate that appears at the end of this Code. Violations of the law, our corporate policies, or this Code may lead to disciplinary action, including dismissal.

WE INSIST ON HONEST AND ETHICAL CONDUCT BY ALL OF OUR DIRECTORS, OFFICERS, EMPLOYEES AND OTHER REPRESENTATIVES

         Our business is built upon excellence in the mining industry. While our previous achievements are impressive, we strive to embrace future prospects and challenges in an ethical and fair manner. In achieving this goal, we place the highest value on the integrity of our directors, officers and employees. In all of our business dealings, we insist on ethical dealings with others and the ethical handling of all conflicts of interest between personal and professional relationships.

Fair Dealing

         Directors, officers and employees are required to deal honestly and fairly with each other and all of our business partners.

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         Acquisition, development and exploration is the lifeblood of our organization and it is essential that we perform these activities with creativity, ingenuity, honesty and fairness. Accordingly, in all of our business dealings we:

         1. prohibit bribes, kickbacks or any other form of improper payment, direct or indirect, to any representative of government, government entity, labor union, supplier or other business partner in order to obtain a contract, commercial benefit or government action;

         2. prohibit our directors, officers and employees from accepting any bribe, kickback or improper payment from anyone;

         3. prohibit gifts or favors of more than nominal value to or from our business partners;

         4. limit marketing and entertainment expenditures to those that are necessary, prudent, job-related and consistent with our policies;

         5. require clear and precise communication in our contracts, our advertising, our literature, and our other public statements and seek to eliminate misstatement of fact or misleading impressions;

         6. protect all proprietary data that our business partners provide to us as reflected in our agreements with them;

         7. prohibit our representatives from otherwise taking unfair advantage of our business partners or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

Conflicts of Interest; Corporate Opportunities

         Our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of Gryphon Gold. In particular, without the specific permission of our Thomas Sitar, no director, officer or employee shall:

         o be a consultant to, or a director, officer or employee of, or otherwise operate an outside business that:

               >> markets products or services in competition with our business goals and objectives;

               >>    supplies products or services to Gryphon Gold; or

               >> have any financial interest, including significant stock ownership, in any entity with which we do business that might create or give the appearance of a conflict of interest;

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         o     seek or accept any personal loan or services from any entity with which we do business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

         o be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would interfere with the director's, officer's or employee's responsibilities to us, (if in doubt, consult your supervisor or the Thomas Sitar;

         o accept any personal loan or guarantee of obligations from Gryphon Gold, except to the extent such arrangements are legally permissible; or

         o conduct business on behalf of Gryphon Gold with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives, unless approved by two other executive officers of the corporation.

Directors, officers, and employees must notify the Thomas Sitar or the Chair of our Audit Committee of the existence of any actual or potential conflict of interest.

Confidentiality and Corporate Assets

         Our directors, officers and employees are entrusted with our confidential information and with the confidential information of our business partners. This information may include (1) technical or scientific information about current and future endeavors, (2) business or marketing plans or projections, (3) earnings and other internal financial data, (4) personnel information, (5) lists of current, past, and potential business partners and (6) other non-public information that, if disclosed, might be of use to our competitors, or harmful to our business partners. This information is our property, or the property of our business partners and in many cases was developed at great expense. Our directors, officers and employees shall:

         o Not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends;

         o Use confidential information only for our legitimate business purposes and not for personal gain;

         o     Not disclose confidential information to third parties;

         o Not use Gryphon Gold property or resources for any personal benefit or the personal benefit of anyone else. Gryphon Gold property includes the Gryphon Gold internet, email, and voicemail services, which should be used only for business related activities, and which may be monitored by Gryphon Gold at any time without notice.
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WE PROVIDE FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

         Gryphon Gold is committed to providing our shareholders and investors with full, fair, accurate, timely and understandable disclosure in the reports that we file with the Securities and Exchange Commission. To this end, our directors, officers and employees shall:

         o not make false or misleading entries in our books and records for any reason;

         o not condone any undisclosed or unrecorded bank accounts or assets established for any purpose;

         o comply with generally accepted accounting principles at all times;

         o notify our Chief Financial Officer if there is an unreported transaction;

         o maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

         o maintain books and records that accurately and fairly reflect our transactions;

         o prohibit the establishment of any undisclosed or unrecorded funds or assets;

         o maintain a system of internal controls that will provide reasonable assurances to our management that material information about Gryphon Gold is made known to management, particularly during the periods in which our periodic reports are being prepared;

         o present information in a clear and orderly manner and avoid the use of unnecessary legal and financial language in our periodic reports; and

         o not communicate to the public any nonpublic information except through our Chief Financial Officer or Chief Executive Officer.

WE COMPLY WITH ALL LAWS, RULES AND REGULATIONS

         We will comply with all laws and governmental regulations that are applicable to our activities, and expect all our directors, officers and employees to obey the law. Specifically, we are committed to:

         o     maintaining a safe and healthy work environment;
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         o     promoting a workplace that is free from discrimination or
               harassment based on race, color, religion, sex, age, national origin, disability or other factors that are unrelated to the Gryphon Gold's business interests;

         o supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

         o conducting our activities in full compliance with all applicable environmental laws;

         o keeping the political activities of our directors, officers and employees separate from our business;

         o prohibiting any illegal payments, gifts, or gratuities to any government officials or political party;

         o prohibiting the unauthorized use, reproduction, or distribution of any third party's trade secrets, copyrighted information or confidential information;

         o prohibiting the sale or export, either directly or through our representatives, of our minerals, ore or other related material to countries where technology related goods such as ours may not be sold; and

         o     complying with all applicable state and federal securities laws.

         Our directors, officers and employees are prohibited from trading our securities while in possession of material, nonpublic ("inside") information about Gryphon Gold.

REPORTING AND EFFECT OF VIOLATIONS

         Compliance with this code of conduct is, first and foremost, the individual responsibility of every director, officer and employee. We attempt to foster a work environment in which ethical issues and concerns may be raised and discussed with supervisors or with others without the fear of retribution. It is our responsibility to provide a system of reporting and access when you wish to report a suspected violation, or to seek counseling, and the normal chain of command cannot, for whatever reason, be used.

Administration

         Our Board of Directors and Audit Committee have established the standards of business conduct contained in this Code and oversees compliance with this Code. They have also created the position of Thomas Sitar to ensure adherence to the Code. While serving in this capacity, the Thomas Sitar reports directly to the Board of Directors.

         Training on this code will be included in the orientation of new employees and provided to existing directors, officers, and employees on an on-going basis. To ensure

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familiarity with the Code, directors, officers, and employees will be asked to read the Code and sign a Compliance Certificate annually.

Reporting Violations and Questions

         Directors, officers, and employees must report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code to either Thomas Sitar or the Chair of the Audit Committee of our Board of Directors. Additionally, directors, officers, and employees may contact the Thomas Sitar or the Chair of the Audit Committee with a question or concern about this Code or a business practice. Any questions or violation reports will be addressed immediately and seriously, and can be made anonymously. If you feel uncomfortable reporting suspected violations to these individuals, you may report matters to Dorsey & Whitney LLP, our outside counsel. The address and telephone number of these individuals are listed in the attachment to this Code.

         WE WILL NOT ALLOW ANY RETALIATION AGAINST A DIRECTOR, OFFICER OR EMPLOYEE WHO ACTS IN GOOD FAITH IN REPORTING ANY VIOLATION.

         Our Thomas Sitar will investigate any reported violations and will determine an appropriate response, including corrective action and preventative measures, involving the Chair of the Audit Committee or Chief Executive Officer when required. All reports will be treated confidentially to every extent possible.

Consequences of a Violation

         Directors, officers and employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or immediate discharge.


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NAMES AND ADDRESSES (AS OF [INCLUDE DATE OF INFORMATION])

REPORTING CONTACTS:
[Ethics Officer]:                        The Chair of our Audit Committee:
Name: Thomas Sitar                       Name: Rohan Hazelton
Address: 810 1130 West Pender St.        Address: Waterfront Centre
Vancouver BC                             Suite 1560 - 200 Burrard, BC  V6C 3L6
Phone: 604 261 2229_________________     Canada: ____________________________
E-mail: tsitar@gryphongold.com           E-mail: ____________________________


Reporting Contacts:

Name, address, phone, and e-mail    Name, address, phone and e-mail

Additional Reporting Contact:

         Our Outside Counsel:

         Kenneth Sam, Esq.
         Dorsey & Whitney LLP
         1420 Fifth Avenue Suite 3400
         Seattle, WA 98101
         Phone: 206.903.8835
         Fax: 206.903.8820